Exhibit 99.2

Trex Company, Inc.
Second Quarter 2024 Earnings Conference Call
Tuesday, August 06, 2024, 5:00 PM Eastern

CORPORATE PARTICIPANTS

Bryan Fairbanks - President, Chief Executive Officer

Brenda Lovcik - Senior Vice President, Chief Financial Officer

Amy Fernandez - Senior Vice President, Chief Legal Officer and Secretary

Casey Kotary - Investor Relations Representative

PRESENTATION

Operator

Good day, and welcome to the Trex Company, Inc., Second Quarter 2024 Earnings Conference Call. All participants will be in listen-only mode. Should you need assistance, please signal a conference specialist by pressing the "*" key followed by "0." After today's presentation, there will be an opportunity to ask questions. To ask a question, you may press "*" then "1" on your telephone keypad. To withdraw your question, please press "*" then "2." Please note, this event is being recorded.

I would now like to turn the conference over to Casey Kotary, Investor Relations Representative. Please go ahead.

Casey Kotary

Thank you, everyone, for joining us today. With us on the call are Bryan Fairbanks, President and Chief Executive Officer, and Brenda Lovcik, Senior Vice President and Chief Financial Officer. Joining Bryan and Brenda is Amy Fernandez, Senior Vice President, Chief Legal Officer and Secretary, as well as other members of Trex management.

The Company issued a press release today after market-close containing financial results for the second quarter of 2024. This release is available on the Company's website. This conference call is also being webcast and will be available on the investor relations page of the Company's website for 30 days.

I will now turn the call over to Amy Fernandez. Amy.

Amy Fernandez

Thank you, Casey. Before we begin, let me remind everyone that statements on this call regarding the Company's expected future performance and conditions constitute forward-looking statements within the meaning of Federal Securities Laws. These statements are subject to certain risks and uncertainties that could cause actual results to differ materially from those expressed in the forward-looking statements. For a discussion of such risks and uncertainties, please see our most recent Form 10-K and Form 10-Q, as well as our 1933 and other 1934 Act filings with the SEC.

Additionally, non-GAAP financial measures will be referenced in this call. A reconciliation of these measures to the comparable GAAP financial measure can be found in our earnings press release at trex.com. The Company expressly disclaims any obligation to update or revise publicly any forward-looking statements, whether as a result of new information, future events, or otherwise.

With that introduction, I will turn the call over to Bryan Fairbanks.

Bryan Fairbanks

Thank you, Amy, and thank you all for participating in today's call to discuss our second quarter results and our business outlook. Our second quarter sales performance reflected strong demand from the high-end consumer, partially offset by softness in sales of entry-level products. This aligns with recent data on consumer buying trends.

Sell-through of our premium products grew at a double-digit rate, demonstrating the enduring appeal and value of our Trex branded Outdoor Living products, with homeowners seeking beautiful, high-performance decking and railing for their outdoor spaces.

In particular, the success of our recently launched Trex Transcend® Lineage decking and Trex Signature® lines, along with our higher-end railing products, appeal to higher-income, economically resilient customers who seek the best in aesthetics and performance.

In the second quarter, our financial results demonstrated the substantial operating leverage inherent in the Trex business model, as well as the strength of our continuous improvement programs. During the quarter, we were able to generate 6% sales growth, resulting in 13% net income improvement, and 11% growth in EBITDA, resulting in a 180-basis point improvement in EBITDA margin.

The improvement was driven from efficiencies within our existing production capacity and leveraging our SG&A expense. These results were achieved while we increased investments in branding and product development. Our cost-out initiatives are ongoing and will continue to contribute benefits for the remainder of this year and beyond.

New product introductions are a strategic priority for Trex to drive future growth. To unlock their full potential, we design our new products to offer better options than what is currently available, and we differentiate them through customized engineering with long-lasting quality synonymous with the Trex brand.

For example, we launched the Trex Select® T-Rail in mid-2023 to narrow the price gap between high-performance composite railing and lower-priced PVC/vinyl railing, thus appealing to a broader consumer audience. In its first year, the Select T-Rail product has been embraced by the market, demonstrated by many dealer and contractor conversions.

We see significant opportunity ahead of us in further market conversion success with the introduction of our All-In-One Post Kit for the Trex Select™ and Enhance™ Railing that will further improve Trex's value proposition versus vinyl railing.

Two weeks ago, we announced the introduction of Trex Signature® X-Series™ Cable Rail and X-Series™ Frameless Glass Rail. These new premium offerings not only simplify specification and installation for cable railing, but also provide the flexibility to accommodate frameless glass, giving consumers more style choices to achieve their desired outdoor aesthetic. These launches align with our strategy to build out a comprehensive railing product portfolio that appeals to a broad consumer base.

Our ongoing objective is to significantly increase our penetration of the $3.3 billion railing market, and we are pleased with our success to-date, as these new railing products will strengthen our portfolio for years to come.

We're also pleased with the market response to our recent launch of Trex® branded fasteners. The deck fastener category represents a market opportunity of approximately $250 million per year. We are seeing positive sell-through from our home center and pro-channel partners as they leverage a total Trex solution for decking, railing, and fastening, and we expect to capture meaningful share gains for these products into the future.

Looking ahead to the second half of 2024, there are two main factors impacting our outlook for the back half of the year. First, we see accelerated weakness in the entry-level product category, and secondly, we anticipate the current economic uncertainty will result in a reduction of pro-channel inventories.

With respect to our revised sales guidance, a meaningful portion of our projected sales decline is related to incremental channel inventory built in the first half of the year. We have better real-time visibility to our channel partners, allowing for quicker, more tactical inventory adjustments to evolving market conditions.

To put numbers on this, approximately 60% of the decline relates to the channel inventory reduction, while the remainder is due to low-end product softness. Keep in mind that we did anticipate that the $40 million in incremental channel inventory that we described in the first quarter would be worked down by the end of the year. We now believe that work-down will be somewhat higher.

Despite weakness in consumer spending and the Repair and Remodel market in general, Trex remains well-positioned for long-term success, with market-leading brand awareness, highest availability of products in the market, and expanded market opportunities.

Trex also has a category-leading presence at the home centers. More recently, related to a home center line review, we will increase in-store stocking locations for our Enhance railing products and add two new decking colors. In spite of expectations for short-term weakness, our long-term outlook remains very positive.

Trex is a primary beneficiary of several important secular growth drivers, including the large number of decks in the US that are at or beyond replacement age, and the record growth in US homes that are candidates for remodel projects.

The Outdoor Living category remains more resilient than the general Repair and Remodel category, and Trex decking and railing products provide homeowners with a broad range of options to add more living space while increasing the value of their homes. And of course, we continue to see opportunity to convert more wood decks to Trex decking and railing.

Our new Arkansas campus will enable Trex to efficiently meet our future demand. The project is moving forward, and we will provide further guidance on the amounts and projected timing of startup costs when we release our third quarter results.

At this point, I'd like to turn the call over to our Chief Financial Officer, Brenda Lovcik, for a financial review.

Brenda Lovcik

Thank you, Bryan, and good evening, everyone. I am pleased to review our second quarter 2024 and year-to-date results. In the second quarter, net sales were $376 million, an increase of 6% compared to the $357 million reported in the second quarter of 2023. As Bryan noted, while we continue to see double-digit sell-through in our premium products, sales of our entry-level products were a little below our expectations, but consistent with recent data on consumer buying trends.

Gross margin was 44.7%, an 80-basis point expansion from 43.9% in the second quarter of 2023. We were pleased to have, once again, delivered strong margin performance. The improvement is primarily the result of our continued focus on identifying and delivering on our continuous improvement programs, as well as benefits from greater absorption of our fixed costs due to higher production levels.

Selling, general, and administrative expenses were $51 million or 13.6% of net sales in the second quarter, flat in absolute dollars, but a 90-basis point improvement as a percentage of net sales. This performance reflected lower personnel-related expenses, which offset higher branding and new product development costs as we continue to invest in high-return areas that will drive the future growth of the business.

Net income was $87 million in the second quarter or $0.80 per diluted share, an increase of 13% from $77 million or $0.71 per diluted share reported last year. We delivered EBITDA of $130 million or 34.6% of net sales, up 11% compared to the $117 million or 32.8% of net sales in the year-ago quarter.

From a year-to-date perspective, net sales for the first half of 2024 totaled $750 million, a 26% increase compared to the $595 million in the first six months of 2023. This is largely the result of higher sales volumes from a compressed early buy as we shifted approximately $75 million from December 2023 into Q1 of 2024.

Sales volumes also benefited in Q1 from the restocking of channel inventories in preparation for the beginning of the decking and railing season. We estimate sell-through at high-single-digits and low-single-digits for Q1 and Q2, respectively. Please note that our definition of sell-through only considers point-of-sale transactions at both home centers and within the pro-channel.

Net income was $176 million or $1.62 per diluted share compared to $118 million or $1.09 per diluted share in the first half of 2023. The 26% year-to-date sales growth highlighted earlier, converted to the first half EBITDA growth of 42% and EBITDA margin expansion of 390 basis points to 35.1% from 31.2% a year ago.

Year-to-date, operating cash flow was $20 million compared to $108 million in 2023. The decrease was primarily due to an increase in accounts receivable and higher inventory levels. The increase in accounts receivable resulted from the 26% increase in net sales, while the increase in inventories is the result of increased production, primarily related to the new product introductions in both decking and railing as we prepared for the product launches that Bryan noted earlier.

We invested $73 million in capital expenditures, primarily related to the modular build-out of the Arkansas manufacturing facility. The build-out of the new facility is on track, and we are currently scheduled to start up production of our plastics operation in the first half of 2025. During the Q3 earnings call, I will provide more detail around the startup costs and margin impact related to this new facility.

I will now discuss updates to our guidance. Based upon our first half results, together with our current visibility into the second half of the year, we have reduced our full year sales guidance by approximately $85 million at the midpoint. As Bryan noted, approximately 60% of that adjustment relates to anticipated channel inventory reductions, while the balance is attributable to softness in the market, primarily related to entry-level products.

At year-end, we expect inventory levels at distributors and dealers to be at the appropriate levels to service the market. We now expect 2024 net sales to range from $1.13 billion to $1.15 billion, but we are maintaining our full year EBITDA margin guidance at 30% to 30.5%, which demonstrates how effectively our teams are executing on our cost-out programs.

Full year SG&A expense as a percentage of net sales is expected to be in line with last year as we continue to invest in branding and new product development. In addition, we anticipate our full year effective tax rate to be approximately 25% to 26%. We expect Q3 sales in the range of $220 million to $230 million.

Consistent with prior years, we expect slight gross margin deterioration from this year's Q2 levels. We also expect the Q3 FY '24 gross margin percentage to be slightly below third quarter 2023 levels as we continue to take down production to align with demand. SG&A in absolute dollars is expected to be approximately flat with Q3 2023.

With that, I'll now turn the call back to Bryan for his closing remarks.

Bryan Fairbanks

Thanks, Brenda. In the second quarter, we published our 2023 sustainability report named 'Seeing More Value in Sustainability.' The report charts our progress across a broad spectrum of company activities and expands on several key points, including Trex's commitment to circularity, our safety record, training and educational opportunities, manufacturing efficiency, and community engagement. We're proud of the actions we've taken to continually operate Trex in a sustainable manner, and we're pleased we can share these details in our 2023 report.

Our year-to-date business operating and financial results reflect excellent teamwork across the Trex organization and with our channel partners. Trex is the most widely available and recognized brand in the industry. We remain focused on making it easy for consumers to dream, design, plan, buy, and build their outdoor space with Trex products available at more than 6,700 retail locations worldwide.

Operator, I'd now like to open the call to questions.

QUESTION AND ANSWER

Operator

We will now begin the question-and-answer session. To ask a question, you may press "*" then "1" on your telephone keypad. If you are using a speakerphone, please pick up your handset before pressing the keys. If at any time your question has been addressed, and you would like to withdraw your question, please press "*" then "2." Please limit yourself to one question and one follow-up question. At this time, we'll pause momentarily to assemble our roster.

Our first question comes from Susan Maklari with Goldman Sachs. Please go ahead.

Susan Maklari

Thank you, and good afternoon, and thanks for taking the questions. Can we start with….

Bryan Fairbanks

Hi Susan.

Susan Maklari

Hey, Bryan. Can we start with some additional color on how you're thinking about the sell-through in the second half given the channel de-stocking that sounds like it's now going to be coming through?

Bryan Fairbanks

Yes, so if we think about the course of the year, what we've been seeing. First quarter as we looked back on, and developed, all of the data we had, we found that overall sales were high-single-digits. We originally talked in earnings about it being mid-single-digits. But remember, I've also talked in the past that first quarter sell-through isn't all that high. It's generally Q2 and Q3 are really what makes the year. We look at the second quarter, it declined to a low-single-digit in totality. So, it did accelerate from a downside perspective, especially as we moved into the month of June. And then we saw that same behavior during the month of July. We felt it prudent to project Q3, a low-single-digit decline during the third quarter, and then a high-single-digit decline during the fourth quarter. Again, the fourth quarter volume isn't going to be that extreme moving through the marketplace, much larger effect will be felt during the third quarter. And that's where you see the largest impact from the reduction in our guidance for the rest of the year.

Susan Maklari

Okay. That's helpful. And then…

Bryan Fairbanks

And of course, just one other thing real quick there. Most...a lot of that will be serviced with inventory reduction in the channel. So, while we expect it to be down low-single-digits, the sales number from Trex isn't necessarily reflective of what's selling out the door. That will be addressed with inventory that's in the channel.

Susan Maklari

Okay. Alright. Thank you for that. And then you've been pushing some of these new products despite the tougher operating environment. As you look out and you think about some of the dynamics that are coming through, what is your willingness to continue to ramp these investments? And anything else that's coming through on the horizon in the near-term that we should be aware of in terms of new introductions?

Bryan Fairbanks

I think there's no better time to go after either new markets for us or other areas where tertiary players are engaged in decking and railing and try to take more of that share. So, that won't change our strategy one bit.

Susan Maklari

Okay. Thank you for the color. Good luck with everything.

Bryan Fairbanks

Thanks.

Operator

Our next question comes from Keith Hughes with Truist. Please go ahead.

Keith Hughes

Thank you. I guess your commentary on the third quarter, I think you said gross margin was going to be, I guess, down modestly over year-over-year, I just want to make sure I heard that right? It seems like there'll be a lot more pressure given the revenue projection. Is there other things going on that are helping out the numbers?

Brenda Lovcik

Yes, Keith. You heard us correctly. So, there will just be a slight deterioration from last year. You're right, there are additional pressures. But as we highlighted, the work that we've been doing on our continuous improvement programs, we'll continue to see the benefit of that offsetting some of the other weakness. We also have a significant temp staff that, again, we're able to do more flexing especially in the first half. So, yes, we're expecting just slightly below a year ago.

Keith Hughes

Okay. And second question, usually when we see these inventory takedowns, they tend to come more in the winter months. Was it just a severity at which sell-through fell off in June and July that's necessitating this move in the third quarter, Bryan?

Bryan Fairbanks

Well, we'd normally see inventory sell-downs in the second half of the year. That's normally the way it works. We move inventory into the channel during the first quarter, continues to build usually into May, and then we start to see a decline in the channel through the end of the year. So, it isn't all that different from what we've seen in the past. Unfortunately, what's happening is the end market demand isn't strong as we originally thought it was going to be and our channel built for along the way. So, there's a little bit of excess inventory that's coming out to reconcile where channel inventory is against the demand.

Keith Hughes

Okay. Thank you.

Bryan Fairbanks

Thanks.

Operator

Next question comes from Ryan Merkel with William Blair. Please go ahead.

Ryan Merkel

Hey, thanks for the questions. I wanted to start with the retail slowdown. Can you just walk us through how the quarter progressed there? It sounds like June there might have been a more sudden slowdown? And then a second part of that question, are you assuming the second half for retail is worse than what you saw in the second quarter?

Bryan Fairbanks

Yes, what we see is June and July are really key months for retail. You start getting everybody out of school, you've got more vacations, you have more promotions occurring within retail, and those do tend to be your highest volume months of the year. We did see the performance as we moved through the month of June. We did see a decline as the month went on. And in the month of July as well, we saw a weak performance. So, those two data points where a material amount of revenue comes through those channels, we felt as though there was enough data there that we needed to change the full year numbers.

Ryan Merkel

Yeah. Okay, that makes sense. And then I wanted to move to the pro. You mentioned some encouraging signs and I'm just curious, are you assuming the pro is also slower in the second half or is that outlook not changed too much?

Bryan Fairbanks

Yes, we do have a read-through to the pro as well. Now, the encouraging signs that we're seeing, our sample sales are up, web results of our dealer searches...excuse me, contractor searches are up. And when you talk to the contractors, we're seeing that they're generally out six to eight weeks. Now, all that being said, our contractors will tell you they are working harder to close that sale at this point. So, we did have some read-through into some of the higher-level parts of the business and recognize the entry-level products, both Basics, Enhance sell through the pro-channel as well, too. So, there is impact there. But of course, the impact is much larger at retail.

Ryan Merkel

Alright. Thank you.

Bryan Fairbanks

Thanks.

Operator

The next question comes from Rafe Jadrosich with Bank of America. Please go ahead.

Rafe Jadrosich

Hi, good afternoon. Thanks for taking my questions. I just...I wanted to follow-up on the destock, just to see if you could help us understand or help us quantify the magnitude. I think in your original guidance, you were contemplating that $40 million that you initially talked about. And if I look at the guidance cut, about like $85 million at the midpoint, with 60% of that coming from destock. Like, are you sort of assuming that the full year, the destocks around $90 million? Is that around the right number? And then coming into this year, I thought the channel inventory was normal, or even lower than normal. Like, where is inventory now? And, like, where do you expect it to finish by the end of the year compared to normal, or maybe pre-COVID, levels?

Bryan Fairbanks

Yes. So, I think the piece that's being missed there is the channel built the inventory higher to support a year that was going to be mid-single-digit growth. At this point, when we look at the full year, we're expecting it to be roughly flat from a sell-through perspective. So, there is some excess inventory that needs to sell out of the channel. When we look at that, we thought about end of the year potentially going into a growing year next year. Now, we haven't put any numbers together for next year as of yet. But we expect year-end inventory...it's not a significant decline, probably in the $20 million to $30 million-type range on a year-over-year basis.

Rafe Jadrosich

Okay, that's helpful. And then, just how much of your business would you sort of define as that low-end entry-level segment. And then, R&R trends have been soft for a while, like, that isn't a new trend that it's recently slowed. What would you attribute to, kind of, the more recent slowdown on the DIY side of the business? Is there anything specific you can point to?

Bryan Fairbanks

We haven't broken out the product line revenue from a retail perspective, roughly 35% to 40% of our overall revenue comes through the home centers. That's a combination of on-the-shelf sales as well as special order. Now, mixed within there are going to be premium products, special order leans heavily towards those premium products.

Your second question? Sorry, I missed that.

Rafe Jadrosich

Just the slowdown at the…on the low-end entry-level, like…?

Bryan Fairbanks

Yes, that's right. So, the slowdown from an entry-level perspective. I kind of break our customers into three different levels. It's more of the lower income that's not heavily engaged with Trex and buying composite decking. And then you have the next two-thirds, you've got that middle range customer and that higher-end customer. And up until the June timeframe, that middle range and the upper customers were doing pretty well. As we got into June and July, we started to see those mid-level customers - a. nd consistent with what other data we're seeing out there - started to struggle and start to see that pull back as well, too.

Rafe Jadrosich

Thank you. Appreciate it.

Bryan Fairbanks

Thanks.

Operator

Our next question comes from John Lovallo with UBS. Please go ahead.

John Lovallo

Hi guys. Thanks for taking my questions as well. The first one is, Bryan, given the uncertain macro and some softness here at the entry level, what are you seeing on the pricing front? Is there any pressure either at the low end, particularly, but even in the middle end, of your product portfolio?

Bryan Fairbanks

Well, let's start with the low end. From a low-end perspective, we sell at about $2 a linear foot. That's about 2x the price of lumber. You can buy low-quality pressure-treated lumber. It's going to be in that $0.80 to $0.90 a linear foot range. Medium-quality pressure-treated lumber is about $1.10 a linear foot. So, we're still right in the range where market research tells us that consumer is willing to spend an extra couple of hundred dollars so that they can move up and have a composite deck. We really haven't seen much occurring from a pricing perspective. I'll just jump in from a deflationary perspective. We really haven't seen deflationary factors coming through our business. And from an inflation perspective, we haven't seen that. So, from an overall cost of purchasing perspective, we haven't seen significant changes. We haven't made any decision on pricing for next year at this time, but I'd expect overall there to be a relatively muted environment.

John Lovallo

Okay, understood. And then given some of the recent pullback in the stock, along with many stocks, but potentially a little bit more pressure here tomorrow? How are you guys thinking about the opportunity for share repurchases?

Bryan Fairbanks

We have a program available to us that can purchase up to 10% of the float of the Company. As you've seen in the past, when there have been opportunistic times to be in the market, we've been able to be very active in the marketplace.

John Lovallo

Thank you, Bryan.

Operator

Our next question comes from Alex Rygiel with B. Riley FBR. Please go ahead.

Alex Rygiel

Thank you. Hi Bryan, with regards to the line review and increased in-store stocking, what quarter is going to be mostly impacted by this? And how should we think about the order of magnitude of it?

Bryan Fairbanks

Yes. We'll see though…that changeover starting during the third quarter of this year. The two new colors will replace two other colors in probably half of the stores. And then from a railing perspective, that's going to be a third quarter as well.

Alex Rygiel

That's helpful. And then I know it's a little bit early to think about 2025. But I would be curious to hear your thoughts on how you think about EBITDA margins in 2025, given how you sort of layer in new products and mix shift?

Bryan Fairbanks

A little bit early to be talking about 2025 EBITDA margins. We need to understand volume, what our production capacity is going to be. But I think we can go back to our overall philosophy on how we operate the business, and we have a continued focus on improvement programs across the organization. We've got a great pipeline that we're implementing in 2024. We'll see the benefits of that in 2025. Of course, there's another pipeline for 2025 projects that we'll see benefits along the way. This is an organization that is focused on gross margin and EBITDA improvement along the way, and we'll continue to do that regardless of the market volumes.

Alex Rygiel

Very helpful. Thank you.

Bryan Fairbanks

Thanks.

Operator

Our next question comes from Michael Rehaut with JP Morgan. Please go ahead.

Michael Rehaut

Thanks. Good afternoon, everyone. Thanks for taking my questions. First, I'd love to get a little more sense of you're kind enough to talk about premium product sell-through double-digits.

Obviously, the challenge is on the lower-end. If you could also, kind of, talk about the mid-part of the market, how that's doing in the quarter? And, also, if you expect these trends…it sounds like you expect the sell-through to worsen a little bit in the fourth quarter, granted off of a lower base. But as you think about these different parts of the market, what's embedded in the fourth quarter sales guide?

Bryan Fairbanks

It's somewhat linear. Your lowest-end products are going to be the weakest, the midrange are going to be less weak, and then we're continuing to see strength in the higher end, and that higher end being Transcend and Transcend Lineage. Same thing from a railing lineup perspective.

Michael Rehaut

Okay. And I guess, also, love your thoughts on…and I know it's obviously very hard to kind of get a sense on a quarter-to-quarter basis. But the broader positive thesis on the sector is not only continued strength from Outdoor Living trends, but also the conversion from wood to composite. With this year, I think you're talking about sell-through being more flattish on an overall basis for the full year, if I heard you right. Do you have any concern around the pace of conversion from wood to composite, you know, certainly, you did still expect some type of outpacing of the broader Repair/Remodel market. And I was just curious if the conversion rate, which has been like 100 to 200 basis points over the last few years per year, if you sense that maybe anything is different this year as a result of some of these…the challenges in parts of the market that you see today?

Bryan Fairbanks

Too early to call where the year is going to come out from that perspective. But from an overall perspective, as we made it through the first half, we haven't seen it turn back towards wood at all, and we do still see market conversion when we look across the entire portfolio against wood. So, a little bit early to make a call on the full year, but I don't have any great concerns that the underlying consumer behavior of wanting high-quality materials, low-maintenance, and affordable to purchase and install will stay with us.

Michael Rehaut

Great. Thanks so much.

Bryan Fairbanks

Thanks.

Operator

Our next question comes from Tim Wjos with Baird. Please go ahead.

Tim Wjos

Hey, everybody, good afternoon. Maybe just on the sequencing kind of this year and on a go-forward basis. Do you kind of expect the channel on a go-forward basis to, kind of, act like they're acting this year in the sense that a lot more inventory gets brought in, in the first half of the year and then they, kind of, destock to a greater extent in the back half of the year, just given the lead-times? I'm just kind of curious, if you think there's kind of a structural, kind of, change in the way that the channel thinks about inventory?

Bryan Fairbanks

Well, the first thing I'd like to call out is I think the channel has done a great job this year in servicing the overall marketplace. And we collectively, Trex and our channel partners, struggled over the past couple of years, making sure that we had all of our SKUs in stock so that we could get timely delivery. A lot of it, we could do it. But there were certain things that we missed along the way. I think our channel has done a great job in bringing the right amount of inventory and to support the marketplace to grow at mid-single digits. Now, we see that the market is not going to grow at that level, there is going to be an adjustment.

I think as we look at potentially next year, first quarter, I'm not sure it's quite as heavy probably as what we saw this year along the way, for example, that $40 million excess that we talked about, that may not occur next year along the way. We'll probably have that on our ground, so we'll be able to support whatever the market does at that point. So, I wouldn't say there's anything structurally different in the marketplace. Distribution and manufacturers and seasonal businesses have always loaded in during the first quarter of the year and, starting May/June timeframe, start bringing that inventory down. And when there's a shift in the economy in the midst of that, that does result in an inventory change. Fortunately, we're able to see those inventories pretty clearly, and we can make an adjustment on it before we continue producing too much or moving more into the channel, which exacerbates the issue.

Tim Wjos

Okay. That's helpful. And then just on, kind of, marketing, and branding in a slower demand environment. Do you kind of view that as a source of kind of downside protection or leverage or is this, kind of, a scenario where hey, things are a little slower and so, we're actually going to double down on some of the marketing and, like, the search, kind of, SEO-type stuff to get more sell-through through the door.

Brenda Lovcik

Yes. Thank you, Tim, this is Brenda. We continue to see nice returns on those investments that we're making on the branding side. So, even in a time where we're seeing a little bit of softness, we'll continue to look for ways to invest. So, we'll be, again, particular in how we do that, but you will see us continue to invest and continue to invest in the brand.

Tim Wjos

Okay. Thanks for your time, guys.

Bryan Fairbanks

Thanks.

Operator

Our next question comes from Phil Ng with Jefferies. Please go ahead.

Phil Ng

Hi guys. I guess, on 2025, I know it's really early, Bryan, if we assume a more normalized channel load in next year, is the headwind like $40 million or $70 million, I just want to make sure when we think about reversing that…?

Bryan Fairbanks

Yes, I'm not going to get into what first quarter is going to be. I was just giving you an example potentially of the way to think about how inventory may not be quite as heavy next year. But we'll make sure it's available, whether it's at distribution or whether it's on our ground to be able to support the busy part of the season.

Phil Ng

Okay. But that $40 million you've called out for this year, perhaps, that's like a $40 million excess buildup to, kind of, catch everyone up. I just want to make sure I'm understanding the impact this year, I guess, perhaps better.

Bryan Fairbanks

Yes, we thought that was a bit of the excess catch-up to get where they needed to be to support the marketplace with a mid-single-digit growth. And then bringing it back to a similar year-end inventory as to where things were in 2023.

Phil Ng

Okay. That's helpful. And then you talked about wins at the home centers via line reviews. And if I heard you correctly, Bryan, you're seeing that come through this year. So, is there a loaded impact in 3Q and your sales guidance account for that? Any way to, kind of, size up this opportunity in terms of the win and what price point or type of mix of customer are you gaining share from?

Bryan Fairbanks

There will be two products we'll be moving in. It will be a Basics product and an Enhance Naturals product. There will also be a couple of existing colors that will be moving out of the store. So, those will be discounted and sold through. From a railing perspective, we'll see that over the course of the third quarter. Really, the opportunity from a sell-through perspective there is going to be into next year. We'll get a stock, well those stores will begin to market that, and we'll see that opportunity next year. Neither one of them, I would say, are particularly material to revenue within the quarter. But for the longer-term opportunity, that continued making sure that, we have a market-leading presence in both of the home centers, it's very important that we make these changes and we're gaining more shelf space.

Phil Ng

Okay. But the loaded impact is more next year, right, or you're starting to see more of that…?

Bryan Fairbanks

The sell-through impact will be more next year. We're loading in at the end of the season. If you recall, normally, when there's a change on the shelves that occurs moving into the season. It occurs generally coming out of the first quarter. In this case, our customer has elected to do it during the third quarter at the end of the season when inventory is already starting to sell down and have reduced the cost of that transition.

Phil Ng

Okay, helpful. Thank you.

Operator

Our next question comes from Reuben Garner with The Benchmark Company. Please go ahead.

You may be muted.

Bryan Fairbanks

Let's come back to Ruben.

Operator

Alright. We will move on to the next questioner, Trey Grooms with Stephens, Inc. Please go ahead.

Trey Grooms

Hey, good afternoon. So, Bryan, your inventory levels, you touched on them a bit here, but they're elevated. You mentioned new product rollout, playing a role. If you could maybe parse out you know, how much of the higher inventory is associated with these new products? And maybe where do you see your inventory as we move through the balance of the year, I guess, what is, kind of, ballpark your target inventory level by year-end? If you could help us with that, given the fact you've got new products? And then, it also sounds like you might be willing to keep a little bit more inventory on your ground than maybe you had in the past. If you could just help us with that, would be great?

Bryan Fairbanks

Yes, I've led into that in a couple of the prior discussions that, in general, we will be willing to hold more inventory on our balance sheet, and our channel partners have all said that they're willing to carry more inventory as well to make sure that we can properly service the marketplace. So, we do have new products coming in. We've talked about some of those. There will be additional new products later on this year that we've not talked about as of yet. We don't have specific guidance on inventory, but we can look at providing some additional detail on that in the third quarter call.

Trey Grooms

Okay. But I guess, is it fair to…is there any kind of color you can give us at all on the inventory level we're looking at today relative to the sales you're talking about, and the sales you're putting up today? How much of that is an inflated number due to new products? Is there any?

Brenda Lovcik

Yes. Hi Trey, this is Brenda. The majority of it is related to new products. We're doing a lot with aluminum railing as an example. And so, we've done a lot of pre-buy on the aluminum getting it in and getting it ready for kitting and our rail…as part of our overall railing strategy. So, the majority of that is you would see new product going to use aluminum, as one example, but that is consistent as we get ready to launch this enhanced product, et cetera. We're producing. But we do to your point, we do expect, in our models, expect inventory to be at higher levels when we finish the year. The channel…one of the things I love about this company is the great relationship that we have with the channel. And I'm in constant conversation, Bryan, is in constant conversation with the CEO and CFO levels. And we want to make sure, again, as Bryan noted, that we can service the market. So, they're a little skittish with what we're seeing in the demand. Yet, again, we want to remain confident in the longer-term demand in 2025. So, we're going to have that inventory available here.

Trey Grooms

Okay, that's helpful. Thanks a lot. I'll pass it on.

Bryan Fairbanks

Thanks, Trey.

Operator

Our next question comes from Kurt Yinger with DA Davidson. Please go ahead.

Kurt Yinger

Great, thanks, and good afternoon, everyone. Just one question, you talked about some of the, kind of, positive indicators that you were still seeing in the business and recognizing we'll have to see what happens at the end of the year. I guess, what indicators are you seeing that, I guess, would point to that deceleration and sell-through continuing, kind of, into the fourth quarter?

Bryan Fairbanks

There are some other web metrics that we track as well that we started to see in the mid-June timeframe, and the performance we've seen as we moved into late-June, into July, have correlated with that. I'm not going to get into those specific items. But we have seen some other weakness, which then has demonstrated with the market itself that it's prudent to take our numbers down for the full year.

Kurt Yinger

Okay. Thank you very much.

Bryan Fairbanks

Thanks.

Operator

Our next question comes from Steven Ramsey with Thompson Research Group. Please go ahead.

Steven Ramsey

Hi, good evening. I wanted to get…see if there's any nuance to the channel destocking. You said it’s economic uncertainty. Are they taking all product down equally or are they keeping the high-end product stocking a little bit better than the low-end?

Bryan Fairbanks

I think they're keeping the right levels of product based off of what is selling through in the market. They're going to look at things as A, B, and C SKUs. They're going to make sure that they are well stocked on their A SKUs and bringing down their stocks on the B and C SKUs along the way. I would say it will be more, probably, even in the marketplace if they see more weakness at the entry level than there may be less weeks of supply of some of that entry level. And that will all get adjusted as we move through the back half of the year.

Steven Ramsey

Okay, helpful. And then on railing and fasteners, I realize it's coming off a low base. Can you talk to the growth and the ramp of those products versus what you had expected? And is that growth curve reflecting some of the June-July slowness?

Bryan Fairbanks

Well, we're seeing great growth. The Select T-Rail system we launched a year ago, and we're seeing numerous dealer conversions moving away from vinyl/PVC and contractors as well, who were installing vinyl/PVC, making the move over to our Trex Select system. The Cable Rail System just launched, you saw there was a press release earlier this week on All-In-One-Post, that's part of the Select System. Those are just hitting the market right now. So, too early to talk about that. But we are pleased with what we're seeing from a Select System. And then we have a number of other products that will be coming behind it as we move out into next year.

Steven Ramsey

Alright. Thank you.

Operator

Our next question comes from Anthony Pettinari with Citigroup. Please go ahead.

Gregory

Good evening Ms. Lovcik, Mr.... This is Gregory on for Anthony. Just a few points of clarification, I guess, for me. So, you mentioned the middle income Trex consumer who seem to be doing pretty well from let's call it January to May, kind of slowed down in June and maybe a little more in July. So, I'm wondering if there's a finer point you can put on the nature of the slowdown that you've seen there. Would you say it was kind of an abrupt slowdown in pro-inbound leads? Would you say it was homeowners who had previously voiced interest in the category, but maybe decided not to pursue for whatever reason? Or maybe you have insight into other homeowners are deferring projects and not canceling all together? So, any finer point there would be appreciated.

Bryan Fairbanks

Yes, I don't think it's been…it's not been an abrupt slowdown along the way. But we have seen it move from lower income to that middle income where people are being a little bit more choosy with the dollars they're spending at this point. The high-end marketplace, continuing to build decks, continuing to buy on some of those higher-end products. But at the beginning of the year, we really weren't seeing that except for the true entry-level buyers. So, I think that's probably the biggest change is we're seeing some of that weakness move up market somewhat.

Gregory

Okay. Thank you for that. And then just a point of clarification. So, if this is true and fair, it's not an abrupt slowdown, but, you know, demand does seem to be slowing at least a little bit. Would you expect…all else equal, would you expect your pro backlogs to kind of trickle down over the balance of the year from that six-to-eight weeks that they're at currently?

Bryan Fairbanks

Well, I would expect them to trickle down just due to seasonality. You tend to have your longest backlogs in Q2, Q3. Out into Q4, you've got certain areas where the weather is good to be building all year long. But once you start getting into the October through December time period, there are going to be areas where there isn't quite as much building going on. And so usually, your lead-times will decline anyways from that timeframe. But in general, excluding that, I think there will be some weakness, and we've included that within our numbers. So, there'll probably be some decline within that.

Gregory

Thank you.

Operator

Our next question comes from Matthew Bouley with Barclays. Please go ahead.

Matthew Bouley

Good evening. Thank you for taking the questions. So, in terms of the sort of economic uncertainty driving that pro-channel inventory reduction. If I, kind of, think back to 2022, it's kind of similar commentary around baking in market softness into your assumption for destocking.

And I think at that time, you ended up seeing a little more destock in the third quarter and then less in the fourth quarter. So, my question is to, kind of, what degree is as you…in terms of informing this guide, sort of, near-term ordering patterns versus to what degree are you baking in incremental conservatism on where you think the channel may end the year, kind of, what's your level of visibility to channel inventories, kind of, given that 2022 phasing that we saw at that time? Thank you.

Brenda Lovcik

Thank you, Matthew. And yes, we learned a lot during that 2022 cycle. And so, as we were highlighting, have great relationships with the channel. And consistent with 2022, we would see as the majority of the destocking happening in Q3. I think one thing I want to highlight that's quite different than 2022 is that we've got better visibility at the dealer level. And in 2022, the dealers had a lot of excess inventory as well as the distributors. Right now, at the dealer level, those inventories, again, enough to service the market but are lower. We're not worried about inflated inventory at the dealer level.

Matthew Bouley

Okay, that's really helpful. Thank you for that, Brenda. And then secondly, the…maybe just very near-term, in terms of guiding sell-through down low-single-digits in the third quarter, given all the commentary around June and July, I mean, the question is basically quarter-to-date, are you actually seeing sell-through down low-single-digits here in the first kind of five weeks of the quarter or trends a little better or worse than that? Any additional color there? Thank you.

Bryan Fairbanks

Yes, that's exactly what we saw. And that's why seeing the July numbers to understand how does that track from what we saw in the month of June. Again, they're both very large volume months, both from a home center perspective as well as from a pro-channel perspective, and that is what we are seeing through the month of July.

Matthew Bouley

Alright. Thanks Bryan. Good luck guys.

Bryan Fairbanks

Thanks.

Brenda Lovcik

Thank you.

Operator

This concludes the question-and-answer session. I would like to turn the conference back over to Bryan Fairbanks for any closing remarks.

CONCLUSION

Bryan Fairbanks

Thank you for everybody's participation and questions today. We look forward to speaking with many of you in the coming weeks and at various conferences during the third quarter. Thank you.

Operator

The conference has now concluded. Thank you for attending today's presentation. You may now disconnect.